MDU Resources Reports Third Quarter Earnings;
Board Authorizes Strategic Review for MDU Construction Services Group

BISMARCK, N.D. — Nov. 3, 2022 — MDU Resources Group, Inc. (NYSE: MDU) today reported third quarter earnings on a generally accepted accounting principles (GAAP) basis of $147.9 million, or 73 cents per share, with adjusted earnings of $152.0 million, or 75 cents per share, compared to third quarter 2021 GAAP earnings of $139.3 million, or 68 cents per share.

For the nine months ended Sept. 30, MDU Resources on a GAAP basis earned $250.4 million, or $1.23 per share, with adjusted earnings of $254.5 million, or $1.25 per share, compared to GAAP earnings of $291.6 million, or $1.44 per share, for the same period in 2021.

MDU Resources announced on Aug. 4 its intent to separate its construction materials subsidiary, Knife River Corporation, into a standalone publicly traded company, and for that reason is reporting adjusted earnings that exclude costs attributable to the separation transaction. Adjusted earnings are a non-GAAP measure. For an explanation of non-GAAP earnings adjustments, see the “Non-GAAP Measures” section in this news release. Additional information about the proposed separation can be found on the company’s website at www.mdu.com.

“Our quarter over quarter results have improved, with very strong demand for construction materials and construction services as evidenced by record revenues and record backlogs at both our construction businesses. With the strong year-to-date results and growing backlog, we increased our annual revenue guidance range at construction services by an estimated $100 million. While we continue to experience and adapt to inflationary pressures across our businesses, we are gaining momentum on recovering from these impacts,” said David L. Goodin, president and CEO of MDU Resources. “Our utility and natural gas pipeline businesses continue to perform well, though higher interest costs impacted results."

Corporate Strategy Updates
As the next step of MDU Resources’ strategic planning, the board of directors has unanimously determined the best way to optimize value would be to create two pure-play companies: a leading construction materials company and a pure-play regulated energy delivery company. Accordingly, the board has authorized management to commence a strategic review process for MDU Construction Services Group, Inc. with the objective of achieving the board’s goal of creating two pure-play public companies.

MDU Resources is working to complete the separation of Knife River, which, as previously announced, is expected to be effected as a tax-free spinoff to MDU Resources shareholders to be completed in 2023. Knife River is a top producer of construction aggregates in the United States.

“We believe these steps will unlock significant value for MDU shareholders,” Goodin said. “Having two pure-play companies would provide each company the opportunity to execute its individual business plans and achieve industry-leading performance.”

Business Unit Highlights
The construction materials business had all-time record quarterly revenues, up 17% from third quarter 2021, and earned $102.8 million, compared to $96.3 million in the third quarter of 2021. Inflationary impacts, particularly higher fuel, material and labor costs, were largely recovered in the quarter through price increases. The business performed a significant portion of work that was delayed by unfavorable weather earlier in the year. Demand remains strong for construction materials and contracting work, with a record third quarter backlog of $895 million at Sept. 30, up 37% compared to $652 million at Sept. 30, 2021.

The construction services business had all-time record quarterly revenues, up 43% from third quarter 2021, and earned $28.0 million, compared to $23.1 million in the third quarter of 2021. Electrical and mechanical services workload remained strong during the quarter, particularly for hospitality, data center and renewable projects. Utility-related transmission and distribution work also was strong during the quarter. Earnings were negatively impacted by adjustments of $7.5 million, after tax, to changes in estimates on certain construction contracts; earnings in third quarter 2021 also were negatively impacted by a $5.5 million, after tax, adjustment to estimates on a construction contract. Demand remains strong for construction services work, with an all-time record backlog of $2.00 billion at Sept. 30, up 57% compared to $1.27 billion at Sept. 30, 2021. The company has increased 2022 revenue guidance by $100 million for construction services.

The electric and natural gas utility earned $3.5 million in the third quarter, compared to earnings of $5.2 million in the third quarter of 2021. The utility experienced higher interest expense from increased debt balances to fund capital expenditures related to system upgrades and growth, as well as higher average interest rates. An interim electric rate increase of 5.3% was implemented July 15 in North Dakota, pending a decision on a requested increase of 12.3% before the state’s Public Service Commission. The Washington Utilities and Transportation Commission approved the utility’s request for an approximate 4% natural gas rate increase, which was effective Sept. 1. In the fourth quarter, the utility intends to file a request for an electric rate increase with the Montana Public Service Commission and a request for a natural gas rate increase with the Idaho Public Utilities Commission.

The pipeline business earned $9.8 million in the third quarter, compared to $10.6 million in the third quarter of 2021. The company experienced higher transportation revenues and record transportation volumes during the quarter, with the growth largely attributable to the North Bakken Expansion project that was placed in service earlier this year. The revenue increase was partially offset by the absence of income recorded in 2021 as allowed by the Federal Energy Regulatory Commission for funds used during construction on the North Bakken Expansion project, higher depreciation and higher interest expense. The company continues work on a number of expansion projects across its system that are expected to add incremental natural gas transportation capacity of more than 300 million cubic feet per day as they are completed in 2023-24, pending regulatory approvals.

Results at each of MDU Resources’ businesses have been negatively impacted on a non-cash basis by lower investment returns on nonqualified benefit plans. Collectively, the negative earnings variance in the third quarter compared to last year was approximately $2.5 million, or 1 cent per share. For the nine months ended Sept. 30, the negative earnings variance from lower investment returns on nonqualified benefit plans is approximately $20.8 million, or 10 cents per share, compared to the same timeframe in 2021. The company attributes this change in investment returns to significant fluctuations in the financial markets.

Guidance
MDU Resources affirmed it expects adjusted earnings per share in the range of $1.75 to $1.90 in 2022, based on these assumptions:
•Normal weather for the remainder of 2022, including precipitation and temperatures, across all company markets.
•Continued availability of necessary equipment and materials.
•Pricing increases largely offsetting inflationary pressures at its construction businesses.
•Electric and natural gas customer growth continuing at a rate of 1-2% annually.
•Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations in the range of $875 million to $925 million.
•Construction materials revenues in the range of $2.45 billion to $2.65 billion with margins slightly lower than 2021 and construction services revenues in the range of $2.5 billion to $2.7 billion with margins lower than 2021.
The company plans to invest $702 million for capital projects in 2022. The capital program is expected to be largely funded from operating cash flows in the range of $550 million to $600 million. Future acquisitions are not included in this amount and would be incremental to the capital program. The company, on a consolidated basis, anticipates 5-8% long-term compound annual growth on earnings per share.
Conference Call
MDU Resources management will discuss third quarter results on a webcast at 8:30 a.m. EDT Nov. 3. The event can be accessed at www.mdu.com under the “Investor Relations” heading by selecting “Events & Presentations” and clicking on “Q3 2022 Earnings Conference Call.” A replay of the webcast will be available at the same location.
About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 and the S&P High-Yield Dividend Aristocrats indices, is Building a Strong America® by providing essential products and services through its regulated energy delivery and construction materials and services businesses. For more information about MDU Resources, visit www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.
Media Contact: Laura Lueder, manager of communications and public relations, 701-530-1095
Financial Contact: Brent Miller, director of financial projects and investor relations, 701-530-1730

Forward-Looking Statements
The information in this news release highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted statements and other statements not historical in nature are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, there is no assurance the company’s projections or estimates for growth, shareholder value creation and financial guidance or other proposed strategies, including the anticipated separation of Knife River or the proposed future structure of two pure-play publicly traded companies will be achieved. Please refer to assumptions contained in this news release, as well as the various important factors listed in Part I, Item 1A - Risk Factors in the company's most recent Form 10-K and subsequent filings with the Securities and Exchange Commission.
Changes in such assumptions and factors could cause actual future results to differ materially from growth and financial guidance. All forward-looking statements in this news release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, the company does not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.
Throughout this news release, the company presents financial information prepared in accordance with GAAP, as well as EBITDA, EBITDA from continuing operations and adjusted earnings, which are considered non-GAAP financial measures. The use of these non-GAAP financial measures should not be construed as alternatives to earnings, operating income or operating cash flows. The company believes the use of these non-GAAP financial measures are beneficial in evaluating the company's financial performance due to its diverse operations. Please refer to the "Non-GAAP Financial Measures" section contained in this document for additional information.
Performance Summary

Business Line	Third Quarter 2022 Earnings	Third Quarter 2021 Earnings	YTD Sept. 30, 2022 Earnings	YTD Sept. 30, 2021 Earnings
	(In millions, except per share amounts)
Electric	$21.6	$20.6	$37.5	$41.6
Natural gas distribution	(18.1)	(15.4)	10.8	20.1
Pipeline	9.8	10.6	24.3	28.7
Construction materials and contracting	102.8	96.3	95.3	116.9
Construction services	28.0	23.1	83.8	81.8
Other	3.8	3.8	(1.4)	2.2
Income from continuing operations	147.9	139.0	250.3	291.3
Income from discontinued operations, net of tax	—	.3	.1	.3
Net income	$147.9	$139.3	$250.4	$291.6
Transaction costs related to Knife River spinoff, net of tax*	4.1	—	4.1	—
Adjusted net income	$152.0	$139.3	$254.5	$291.6
*Includes deductible transaction costs of $1.2 million ($900,000 after-tax) and non-deductible transaction costs of $3.2 million.

Earnings per share:
Income from continuing operations	$.73	$.68	$1.23	$1.44
Discontinued operations, net of tax	—	—	—	—
Earnings per share	$.73	$.68	$1.23	$1.44
Earnings per share impact related to Knife River spinoff, net of tax	.02	—	.02	—
Adjusted earnings per share	$.75	$.68	$1.25	$1.44

Consolidated Statements of Income
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
	(In millions, except per share amounts)
Operating revenues:	(Unaudited)
Electric, natural gas distribution and regulated pipeline	$263.6	$237.1	$1,140.5	$940.0
Non-regulated pipeline, construction materials and contracting, construction services and other	1,713.6	1,348.9	3,974.2	3,297.6
Total operating revenues	1,977.2	1,586.0	5,114.7	4,237.6
Operating expenses:
Operation and maintenance:
Electric, natural gas distribution and regulated pipeline	89.5	90.1	281.5	273.8
Non-regulated pipeline, construction materials and contracting, construction services and other	1,457.4	1,122.8	3,490.1	2,828.6
Total operation and maintenance	1,546.9	1,212.9	3,771.6	3,102.4
Purchased natural gas sold	61.8	41.1	444.5	280.6
Depreciation, depletion and amortization	82.3	75.2	247.2	222.6
Taxes, other than income	56.3	48.1	185.3	163.8
Electric fuel and purchased power	20.1	19.5	68.3	56.2
Total operating expenses	1,767.4	1,396.8	4,716.9	3,825.6
Operating income	209.8	189.2	397.8	412.0
Other income (expense)	4.8	5.9	(1.9)	18.3
Interest expense	31.4	23.4	84.7	70.2
Income before income taxes	183.2	171.7	311.2	360.1
Income tax expense	35.3	32.7	60.9	68.8
Income from continuing operations	147.9	139.0	250.3	291.3
Income from discontinued operations, net of tax	—	.3	.1	.3
Net income	$147.9	$139.3	$250.4	$291.6

Earnings per share – basic:
Income from continuing operations	$.73	$.68	$1.23	$1.44
Discontinued operations, net of tax	—	—	—	—
Earnings per share – basic	$.73	$.68	$1.23	$1.44
Earnings per share – diluted:
Income from continuing operations	$.73	$.68	$1.23	$1.44
Discontinued operations, net of tax	—	—	—	—
Earnings per share – diluted	$.73	$.68	$1.23	$1.44
Weighted average common shares outstanding – basic	203.4	202.9	203.4	201.6
Weighted average common shares outstanding – diluted	203.6	203.2	203.4	202.0

Selected Cash Flows Information
	Nine Months Ended
	September 30,
	2022	2021
	(In millions)
Net cash provided by operating activities	$284.9	$365.8
Net cash used in investing activities	(465.4)	(432.6)
Net cash provided by financing activities	200.9	64.5
Increase (decrease) in cash and cash equivalents	20.4	(2.3)
Cash and cash equivalents - beginning of year	54.2	59.6
Cash and cash equivalents - end of period	$74.6	$57.3

Capital Expenditures
Business Line	2022 Estimated
(In millions)
Electric	$156
Natural gas distribution	236
Pipeline	71
463
Construction services	47
Construction materials and contracting	189
236
Other	3
Total capital expenditures	$702

Note: Total capital expenditures are presented on a gross basis.
Forecasted capital expenditures include line-of-sight opportunities at the company's business units, with a focus on infrastructure development and grid safety, reliability and resiliency. Future acquisitions would be incremental to the outlined capital program.
Non-GAAP Financial Measures
The company, in addition to presenting its earnings in conformity with GAAP, has provided non-GAAP financial measures of EBITDA by operating segment, EBITDA from continuing operations, 2022 EBITDA guidance from continuing operations, adjusted net income (loss) and adjusted earnings (loss) per share. The company defines EBITDA as net income (loss) attributable to the operating segment before interest; taxes; and depreciation, depletion and amortization; and EBITDA from continuing operations as income (loss) from continuing operations before interest; taxes; and depreciation, depletion and amortization. The company defines adjusted net income (loss) as net income (loss) attributable to the company before any transaction costs related to the Knife River spinoff.
The company believes these non-GAAP financial measures provide meaningful information to investors about operational efficiency compared to the company's peers by excluding the impacts of differences in tax jurisdictions and structures, debt levels, capital investment and the one-time costs associated with the separation of Knife River from the company. The company's management uses the non-GAAP financial measures in conjunction with GAAP results when evaluating the company's operating results internally and calculating compensation packages. Non-GAAP financial measures are not standardized; therefore, it may not be possible to compare such financial measures with other companies’ non-GAAP financial measures having the same or similar names. The presentation of this additional information is not meant to be considered a substitution for financial measures prepared in accordance with GAAP. The company strongly encourages investors to review the consolidated financial statements in their entirety and to not rely on any single financial measure.

The following tables provide a reconciliation of consolidated GAAP net income to EBITDA from continuing operations for actual as well as forecasted results. The reconciliation for each operating segment's EBITDA is included within each operating segment's condensed income statement.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
	(In millions)
Net income	$147.9	$139.3	$250.4	$291.6
Discontinued operations, net of tax	—	.3	.1	.3
Income from continuing operations	147.9	139.0	250.3	291.3
Adjustments:
Interest expense	31.4	23.4	84.7	70.2
Income taxes	35.3	32.7	60.9	68.8
Depreciation, depletion and amortization	82.3	75.2	247.2	222.6
EBITDA from continuing operations	$296.9	$270.3	$643.1	$652.9

EBITDA Guidance Reconciliation
	2022
	Low	High
	(In millions)
Income from continuing operations	$350.0	$385.0
Adjustments:
Interest expense	120.0	120.0
Income taxes	80.0	95.0
Depreciation, depletion and amortization	325.0	325.0
EBITDA from continuing operations	$875.0	$925.0
The following table provides a reconciliation of consolidated GAAP net income to adjusted net income and GAAP earnings per share to adjusted earnings per share.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
	(In millions)
Net income	$147.9	$139.3	$250.4	$291.6
Transaction costs related to Knife River spinoff, net of tax*	4.1	—	4.1	—
Adjusted net income	$152.0	$139.3	$254.5	$291.6

Earnings per share	$.73	$.68	$1.23	$1.44
Earnings per share impact related to Knife River spinoff, net of tax	.02	—	.02	—
Adjusted earnings per share	$.75	$.68	$1.25	$1.44

Electric	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2022	2021	Variance	2022	2021	Variance
	(In millions)
Operating revenues	$99.3	$99.1	—%	$278.6	$267.7	4%
Operating expenses:
Electric fuel and purchased power	20.1	19.5	3%	68.3	56.2	22%
Operation and maintenance	28.7	31.2	(8)%	91.0	93.8	(3)%
Depreciation, depletion and amortization	15.7	17.0	(8)%	52.0	50.0	4%
Taxes, other than income	4.4	4.1	7%	13.5	13.7	(1)%
Total operating expenses	68.9	71.8	(4)%	224.8	213.7	5%
Operating income	30.4	27.3	11%	53.8	54.0	—%
Other income (expense)	.5	1.2	(58)%	(.8)	3.4	(124)%
Interest expense	7.0	6.6	6%	21.0	19.8	6%
Income before taxes	23.9	21.9	9%	32.0	37.6	(15)%
Income tax (benefit) expense	2.3	1.3	77%	(5.5)	(4.0)	38%
Net income	$21.6	$20.6	5%	$37.5	$41.6	(10)%
Adjustments:
Interest expense	7.0	6.6	6%	21.0	19.8	6%
Income tax (benefit) expense	2.3	1.3	77%	(5.5)	(4.0)	38%
Depreciation, depletion and amortization	15.7	17.0	(8)%	52.0	50.0	4%
EBITDA	$46.6	$45.5	2%	$105.0	$107.4	(2)%

Operating Statistics	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenues (millions)
Retail sales:
Residential	$36.6	$35.4	$100.6	$96.0
Commercial	38.4	38.0	105.3	102.5
Industrial	10.8	10.2	31.3	29.9
Other	2.0	1.9	5.4	5.2
	87.8	85.5	242.6	233.6
Transportation and other	11.5	13.6	36.0	34.1
	$99.3	$99.1	$278.6	$267.7
Volumes (million kWh)
Retail sales:
Residential	304.9	317.3	906.7	906.3
Commercial	358.3	393.0	1,051.7	1,101.9
Industrial	143.7	145.1	431.7	433.7
Other	21.6	23.8	61.7	65.1
	828.5	879.2	2,451.8	2,507.0
Average cost of electric fuel and purchased power per kWh	$.022	$.020	$.026	$.020
The electric business reported net income of $21.6 million in the third quarter, compared to $20.6 million for the same period in 2021. This increase was largely the result of lower operation and maintenance expense due to lower payroll-related and materials costs, partially associated with the Heskett Station and Lewis & Clark Station plant closures, and the absence of maintenance outage costs from a planned outage at Big Stone Station during 2021. Higher revenues associated with North Dakota interim rate relief were offset by decreased retail sales volumes.

The previous table also reflects items that are passed through to customers resulting in no impact to earnings. These items include $600,000 higher electric fuel and purchased power costs, which increased both operating revenues and electric fuel and purchased power; lower production tax credits driven by lower wind production during the quarter, which increased operating revenues and decreased income tax benefits; and lower depreciation and amortization expense driven largely by coal-fired electric plant closures, which was offset in operating revenues.
The electric business's EBITDA increased $1.1 million in the third quarter of 2022, compared to 2021, primarily the result of North Dakota interim rate relief and lower operation and maintenance expense, partially offset by lower retail sales volumes, as previously discussed.

Natural Gas Distribution	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2022	2021	Variance	2022	2021	Variance
	(In millions)
Operating revenues	$132.2	$110.5	20%	$793.3	$614.8	29%
Operating expenses:
Purchased natural gas sold	65.3	44.9	45%	481.3	318.0	51%
Operation and maintenance	49.5	47.7	4%	154.4	145.0	6%
Depreciation, depletion and amortization	22.7	21.5	6%	67.4	64.2	5%
Taxes, other than income	11.4	10.6	8%	51.3	44.7	15%
Total operating expenses	148.9	124.7	19%	754.4	571.9	32%
Operating income (loss)	(16.7)	(14.2)	18%	38.9	42.9	(9)%
Other income	1.4	1.3	8%	.3	5.4	(94)%
Interest expense	10.7	9.3	15%	29.8	27.6	8%
Income (loss) before taxes	(26.0)	(22.2)	17%	9.4	20.7	(55)%
Income tax (benefit) expense	(7.9)	(6.8)	16%	(1.4)	.6	(333)%
Net income (loss)	$(18.1)	$(15.4)	17%	$10.8	$20.1	(46)%
Adjustments:
Interest expense	10.7	9.3	15%	29.8	27.6	8%
Income tax (benefit) expense	(7.9)	(6.8)	16%	(1.4)	.6	(333)%
Depreciation, depletion and amortization	22.7	21.5	6%	67.4	64.2	5%
EBITDA	$7.4	$8.6	(14)%	$106.6	$112.5	(5)%

Operating Statistics	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenues (millions)
Retail Sales:
Residential	$64.9	$55.3	$438.5	$344.0
Commercial	44.5	35.6	278.3	204.5
Industrial	7.2	5.4	29.2	20.5
	116.6	96.3	746.0	569.0
Transportation and other	15.6	14.2	47.3	45.8
	$132.2	$110.5	$793.3	$614.8
Volumes (MMdk)
Retail sales:
Residential	4.5	4.5	47.3	42.3
Commercial	4.2	4.2	32.9	29.3
Industrial	.9	.9	3.9	3.5
	9.6	9.6	84.1	75.1
Transportation sales:
Commercial	.3	.2	1.4	1.3
Industrial	42.1	44.7	118.0	127.5
	42.4	44.9	119.4	128.8
Total throughput	52.0	54.5	203.5	203.9
Average cost of natural gas per dk	$6.82	$4.72	$5.72	$4.24
The natural gas distribution business reported a seasonal loss of $18.1 million in the third quarter, compared to a loss of $15.4 million for the same period in 2021. The additional loss was driven by higher operating expenses that include increased subcontractor costs and higher depreciation expense. Interest expense also increased as a result of increased debt balances to fund increased capital expenditures, as well as higher average interest rates. Partially offsetting the higher costs was higher rate recovery through decoupling mechanisms.
The previous table also reflects items that are passed through to customers resulting in no impact to earnings. These items include $19.5 million in higher natural gas costs, which increased both operating revenues and purchased natural gas sold.
The natural gas distribution business's EBITDA decreased $1.2 million in the third quarter, compared to 2021, primarily the result of higher subcontractor costs, as previously discussed.

Pipeline	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2022	2021	Variance	2022	2021	Variance
	(In millions)
Operating revenues	$39.7	$34.9	14%	$114.3	$106.7	7%
Operating expenses:
Operation and maintenance	14.6	14.2	3%	44.9	45.5	(1)%
Depreciation, depletion and amortization	6.9	5.2	33%	20.0	15.5	29%
Taxes, other than income	3.2	3.2	—%	10.0	9.8	2%
Total operating expenses	24.7	22.6	9%	74.9	70.8	6%
Operating income	15.0	12.3	22%	39.4	35.9	10%
Other income	.6	2.8	(79)%	—	5.6	(100)%
Interest expense	3.0	1.7	76%	8.1	5.6	45%
Income before taxes	12.6	13.4	(6)%	31.3	35.9	(13)%
Income tax expense	2.8	2.8	—%	7.0	7.2	(3)%
Net income	$9.8	$10.6	(7)%	$24.3	$28.7	(15)%
Adjustments:
Interest expense	3.0	1.7	76%	8.1	5.6	45%
Income tax expense	2.8	2.8	—%	7.0	7.2	(3)%
Depreciation, depletion and amortization	6.9	5.2	33%	20.0	15.5	29%
EBITDA	$22.5	$20.3	11%	$59.4	$57.0	4%

Operating Statistics	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Transportation volumes (MMdk)	130.9	122.0	357.1	351.5
Customer natural gas storage balance (MMdk):
Beginning of period	14.8	16.0	23.0	25.5
Net injection	13.3	12.8	5.1	3.3
End of period	28.1	28.8	28.1	28.8
The pipeline business reported net income of $9.8 million in the third quarter, compared to $10.6 million for the same period in 2021. The decrease reflects higher interest expense resulting from higher debt balances. The business benefited from increased transportation revenues due largely to the North Bakken Expansion project offset in part by associated lower allowance for funds used during construction, which is reflected in other income and interest expense, and higher depreciation expense.
The pipeline business's EBITDA increased $2.2 million in the third quarter, compared to 2021, primarily from higher transportation revenues, partially offset by lower allowance for funds used during construction, as previously discussed.

Construction Services	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2022	2021	Variance	2022	2021	Variance
	(In millions)
Operating revenues	$737.0	$514.8	43%	$1,975.1	$1,558.9	27%
Cost of sales:
Operation and maintenance	651.8	441.5	48%	1,708.0	1,310.7	30%
Depreciation, depletion and amortization	4.3	3.9	10%	12.6	11.8	7%
Taxes, other than income	20.2	14.2	42%	60.5	49.9	21%
Total cost of sales	676.3	459.6	47%	1,781.1	1,372.4	30%
Gross margin	60.7	55.2	10%	194.0	186.5	4%
Selling, general and administrative expense:
Operation and maintenance	23.5	23.0	2%	76.1	71.2	7%
Depreciation, depletion and amortization	1.2	1.0	20%	3.3	3.4	(3)%
Taxes, other than income	1.1	1.1	—%	4.0	3.7	8%
Total selling, general and administrative expense	25.8	25.1	3%	83.4	78.3	7%
Operating income	34.9	30.1	16%	110.6	108.2	2%
Other income	3.5	.9	289%	4.6	2.6	77%
Interest expense	1.7	.9	89%	3.8	2.6	46%
Income before taxes	36.7	30.1	22%	111.4	108.2	3%
Income tax expense	8.7	7.0	24%	27.6	26.4	5%
Net income	$28.0	$23.1	21%	$83.8	$81.8	2%
Adjustments:
Interest expense	1.7	.9	89%	3.8	2.6	46%
Income tax expense	8.7	7.0	24%	27.6	26.4	5%
Depreciation, depletion and amortization	5.5	4.9	12%	15.9	15.2	5%
EBITDA	$43.9	$35.9	22%	$131.1	$126.0	4%

Operating Statistics	Revenue				Gross Margin
	Three Months Ended		Nine Months Ended		Three Months Ended		Nine Months Ended
	September 30,		September 30,		September 30,		September 30,
	2022	2021	2022	2021	2022	2021	2022	2021
Business Line:	(In millions)
Electrical & mechanical
Commercial	$276.6	$143.2	$706.6	$457.0	$21.8	$20.8	$67.2	$56.7
Industrial	132.3	99.8	339.4	350.2	11.3	7.5	33.4	37.3
Institutional	58.9	36.3	155.0	108.2	1.0	(1.4)	2.3	2.0
Renewables	43.4	2.1	122.8	4.7	(3.9)	.2	.1	.6
Service & other	35.3	38.2	127.0	106.2	3.7	3.8	14.8	13.7
	546.5	319.6	1,450.8	1,026.3	33.9	30.9	117.8	110.3
Transmission & distribution
Utility	179.6	168.6	477.5	465.6	25.8	20.8	72.2	68.5
Transportation	16.1	30.0	59.5	78.2	1.0	3.5	4.0	7.7
	195.7	198.6	537.0	543.8	26.8	24.3	76.2	76.2
Intrasegment eliminations	(5.2)	(3.4)	(12.7)	(11.2)	—	—	—	—
Total	$737.0	$514.8	$1,975.1	$1,558.9	$60.7	$55.2	$194.0	$186.5

	Backlog at September 30,
	2022	2021
	(In millions)
Electrical & mechanical	$1,724	$1,041
Transmission & distribution	278	232
	$2,002	$1,273
The company expects to complete an estimated $1.67 billion of backlog on record at September 30, within the following 12 months.
The construction services business reported net income of $28.0 million in the third quarter, compared to $23.1 million for the same period in 2021. Record revenues during the quarter were primarily driven by approximately 70% higher electrical and mechanical workloads. Commercial workloads were favorably impacted by the progress on large hospitality projects and the number of data center projects started during the quarter. The industrial and institutional business lines also benefited from the mix of projects during the quarter. Transmission and distribution had relatively flat revenues with higher utility-related workloads and lower transportation workloads due to the timing of street lighting projects. This business saw lower margin percentages on record revenues for the quarter, which was attributable mostly to higher operating costs related to inflation, including material and labor costs. Earnings were negatively impacted by adjustments of $7.5 million, after tax, to estimates on certain construction contracts; earnings in third quarter 2021 also were negatively impacted by a $5.5 million, after tax, adjustment on a construction contract. In addition, higher income related to the business's joint ventures was partially offset by higher interest expense resulting from higher working capital needs.
The construction services business's EBITDA increased $8.0 million in the third quarter, compared to 2021, primarily a result of higher gross margin and income related to joint ventures, as previously discussed.

Construction Materials and Contracting	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2022	2021	Variance	2022	2021	Variance
	(In millions)
Operating revenues	$975.4	$831.3	17%	$1,997.2	$1,730.8	15%
Cost of sales:
Operation and maintenance	758.7	636.3	19%	1,633.9	1,376.5	19%
Depreciation, depletion and amortization	29.2	24.5	19%	84.9	71.1	19%
Taxes, other than income	15.3	13.9	10%	41.3	37.6	10%
Total cost of sales	803.2	674.7	19%	1,760.1	1,485.2	19%
Gross margin	172.2	156.6	10%	237.1	245.6	(3)%
Selling, general and administrative expense:
Operation and maintenance	22.9	20.9	10%	71.6	66.8	7%
Depreciation, depletion and amortization	1.2	1.0	20%	3.7	3.1	19%
Taxes, other than income	.7	1.0	(30)%	4.7	4.4	7%
Total selling, general and administrative expense	24.8	22.9	8%	80.0	74.3	8%
Operating income	147.4	133.7	10%	157.1	171.3	(8)%
Other income (expense)	(1.3)	(.3)	333%	(6.1)	.8	(863)%
Interest expense	8.8	4.8	83%	21.5	14.4	49%
Income before taxes	137.3	128.6	7%	129.5	157.7	(18)%
Income tax expense	34.5	32.3	7%	34.2	40.8	(16)%
Net income	$102.8	$96.3	7%	$95.3	$116.9	(18)%
Adjustments:
Interest expense	8.8	4.8	83%	21.5	14.4	49%
Income tax expense	34.5	32.3	7%	34.2	40.8	(16)%
Depreciation, depletion and amortization	30.4	25.5	19%	88.6	74.2	19%
EBITDA	$176.5	$158.9	11%	$239.6	$246.3	(3)%

Operating Statistics	Revenue				Gross margin
	Three Months Ended		Nine Months Ended		Three Months Ended		Nine Months Ended
	September 30,		September 30,		September 30,		September 30,
	2022	2021	2022	2021	2022	2021	2022	2021
Business Line:	(In millions)
Aggregates	$171.8	$144.2	$385.8	$339.7	$34.4	$28.9	$50.2	$43.7
Asphalt	205.5	153.1	345.2	268.9	28.1	24.7	32.5	33.4
Ready-mix concrete	198.9	182.4	475.5	446.2	29.8	25.1	54.1	50.7
Other products*	166.7	138.1	328.5	278.1	44.3	43.3	42.7	55.7
Contracting services	492.2	415.1	937.2	792.0	35.6	34.6	57.6	62.1
Intracompany eliminations	(259.7)	(201.6)	(475.0)	(394.1)	—	—	—	—
	$975.4	$831.3	$1,997.2	$1,730.8	$172.2	$156.6	$237.1	$245.6
*Other products includes cement, asphalt oil, merchandise, fabric, spreading and other products that individually are not considered to be a major line of business for the segment.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Sales (thousands):
Aggregates (tons)	12,399	11,346	26,890	25,687
Asphalt (tons)	3,550	3,290	5,967	5,675
Ready-mix concrete (cubic yards)	1,306	1,350	3,179	3,283
Average selling price:
Aggregates (per ton)	$13.86	$12.71	$14.35	$13.22
Asphalt (per ton)	$57.90	$46.55	$57.85	$47.38
Ready-mix concrete (per cubic yard)	$152.34	$135.10	$149.59	$135.93
The construction materials and contracting business's backlog was $895 million at September 30, compared to backlog at September 30, 2021, of $652 million. The company expects to complete an estimated $820 million of backlog on record at September 30, 2022, within the following 12 months.
The construction materials and contracting business reported net income of $102.8 million in the third quarter, compared to $96.3 million in the same period in 2021. The business had record revenues during the quarter from increases seen across all its product lines. The business benefited from higher average materials pricing across its product lines. In addition, contracting workloads increased 19% during the quarter as a result of strong demand in some regions and the impacts of recent acquisitions. This business saw slightly lower margin percentages on record revenues for the quarter, which was attributable mostly to higher operating costs primarily related to inflation, including diesel fuel, materials, labor, equipment and production costs. Increased interest expense as a result of higher average debt balances and rates, as well as higher selling, general and administrative costs due to labor-related costs also had a negative impact in the quarter.
The construction materials and contracting business's EBITDA increased $17.6 million in the third quarter, compared to 2021, as a result of higher revenues, partially offset by higher operating costs, as previously discussed.

Other
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2022	2021	Variance	2022	2021	Variance
	(In millions)
Operating revenues	$4.4	$3.4	29%	$13.2	$10.1	31%
Operating expenses:
Operation and maintenance	4.5	2.3	96%	11.9	6.9	72%
Depreciation, depletion and amortization	1.1	1.1	—%	3.3	3.5	(6)%
Total operating expenses	5.6	3.4	65%	15.2	10.4	46%
Operating loss	(1.2)	—	—%	(2.0)	(.3)	567%
Other income	.3	—	—%	.4	.5	(20)%
Interest expense	.4	.1	300%	.8	.2	300%
Loss before income taxes	(1.3)	(.1)	1200%	(2.4)	—	—%
Income tax benefit	(5.1)	(3.9)	31%	(1.0)	(2.2)	(55)%
Net income (loss)	$3.8	$3.8	—%	$(1.4)	$2.2	(163)%
Transaction costs related to Knife River spinoff, net of tax*	4.1	—	—%	4.1	—	—%
Adjusted net income	$7.9	$3.8	108%	$2.7	$2.2	23%
*Includes deductible transaction costs of $1.2 million ($900,000 after-tax) and non-deductible transaction costs of $3.2 million.
Other was positively impacted in the third quarter by income tax adjustments related to the consolidated company's annualized estimated tax rate. Operating expenses were positively impacted from a reduction in estimated losses recorded at the captive insurer. Other also was impacted by higher premiums in 2022 for the captive insurer compared to 2021, which impacts both operation and maintenance expense and operating revenues. Also included in Other are general and administrative costs and interest expense previously allocated to the exploration and production and refining businesses that do not meet the criteria for income (loss) from discontinued operations, as well as transaction costs associated with the anticipated spinoff of Knife River.

Other Financial Data
	September 30,
	2022		2021
	(In millions, except per share amounts)
	(Unaudited)
Book value per common share	$17.17		$16.39
Market price per common share	$27.35		$29.67
Dividend yield (indicated annual rate)	3.2%		2.9%
Price/earnings from continuing operations ratio (12 months ended)	16.5	x	14.8	x
Market value as a percent of book value	159.3%		181.0%
Total assets	$9,607		$8,569
Total equity	$3,492		$3,332
Total debt	$3,088		$2,378
Capitalization ratios:
Total equity	53.1%		58.4%
Total debt	46.9		41.6
	100.0%		100.0%